[US Bancorp Logo]


                                  U.S. BANCORP
                         SHAREHOLDER PROPOSAL REGARDING
                                  SERP BENEFITS
                                   MARCH 2004

                                                               [US Bancorp Logo]


USB has received a shareholder proposal that would require us to seek shareholder approval prior to granting any retirement benefits to senior executives under a supplemental executive retirement plan ("SERP") that are greater than those provided under a qualified pension plan.


USB OPPOSES THIS PROPOSAL BECAUSE IT WOULD PUT US AT A SIGNIFICANT COMPETITIVE DISADVANTAGE IN RECRUITING AND RETAINING SENIOR EXECUTIVE TALENT.

                                                               [US Bancorp Logo]


USB'S RETIREMENT BENEFITS ARE NEITHER UNUSUAL NOR EXCESSIVE.

USB offers pension benefits consisting of:
  >>       a basic broad-based qualified pension plan
  >> "restoration benefits" for participants whose qualified pension benefits are limited by IRS rules for compensation over $205,000
  >> additional benefits under a SERP for its most senior executive officers

                                                               [US Bancorp Logo]

ADOPTING THIS PROPOSAL WOULD PUT USB AT A GREAT COMPETITIVE DISADVANTAGE IN THE MARKET FOR MANAGEMENT TALENT.

  >> Our supplemental executive retirement plan is generally consistent with those offered by peer banks and other talent competitors
           - 93% of our peer banks with defined benefit pension plans have restoration benefits (which the proposal seeks to make subject to shareholder approval)
           - Over half of our peer banks provide SERP benefits exceeding restoration benefits for various levels of senior management
  >> To our knowledge, none of our competitors are subject to a requirement to seek shareholder approval of such benefits.
  >> Requiring shareholder approval of benefits to be granted under the terms of a plan that is consistent with the market is not in the interests of our shareholders.

                                                               [US Bancorp Logo]

USB'S COMPENSATION OF SENIOR EXECUTIVES IS CLEARLY REASONABLE OVERALL.

  >> USB's senior executive compensation is set by an independent compensation committee that is advised by a nationally recognized independent compensation consulting firm, and is designed to be competitive with a peer group of diversified financial services companies.
  >> Glass-Lewis & Co., an independent proxy advisory firm (a competitor of ISS), found USB's compensation of senior executives to be less than its competitors, even though USB's performance was superior.
  >> Glass-Lewis accordingly recommended a shareholder vote against this proposal.